Exhibit 99.1

EnerSys Appoints Two New Members to its Board of Directors
READING, Pa., July 10, 2017 -- EnerSys (NYSE: ENS) the world’s largest manufacturer, marketer, and distributor of industrial batteries, today announced the appointment of Ronald P. Vargo and Nelda J. Connors to its Board of Directors. Mr. Vargo accepted the appointment and will join EnerSys’ Board of Directors effective as of August 1, 2017. Ms. Connors accepted the appointment and will join the Board of Directors effective as of August 15, 2017.
Commenting on the new director appointments, David M. Shaffer, President and Chief Executive Officer of EnerSys said, “I am very pleased to welcome Ron and Nelda to our Board of Directors. I believe that their combined financial and business experiences will be a great benefit to EnerSys.” Arthur T. Katsaros, Non-Executive Chairman of the Board of Directors added that, “Nelda and Ron both exemplify the values of our company and we look forward to benefiting from their experiences, perspectives and insights.”
About Ronald P. Vargo:
Mr. Vargo served as Executive Vice President and Chief Financial Officer of ICF International, Inc. (“ICF”) from April 2010 to May 2011. Prior to joining ICF, Mr. Vargo served as the Executive Vice President and Chief Financial Officer of Electronic Data Systems (“EDS”), a global technology services company, and served as a member of the EDS Executive Committee. Mr. Vargo joined EDS as Vice President and Treasurer in 2004 and was promoted to Chief Financial Officer in 2006. Before joining EDS, Mr. Vargo was employed from 1991 to 2003 by TRW, Inc. (“TRW”), a global manufacturing and service company strategically focused on providing products and services with a high technology or engineering content to the automotive, space and defense markets. While at TRW, Mr. Vargo served in the positions of Vice President of Investor Relations and Treasurer and Vice President of Strategic Planning and Business Development. Mr. Vargo began his career with General Electric in 1976 and also served in numerous leadership positions at BP plc (“BP”) and the Standard Oil Company, which was acquired by BP.
Mr. Vargo is a member of the board of directors of Ferro Corporation, a leading supplier of technology based functional coatings and color solutions, and EPAM Systems, Inc., a global provider of product development and software engineering solutions.
Mr. Vargo holds a Masters of Business Administration in Finance and General Management from Stanford University and a Bachelor of Arts degree in Economics from Dartmouth College.
About Nelda J. Connors:
Ms. Connors is the founder, Chairwoman and Chief Executive Officer of Pine Grove Holdings, LLC, a privately held investment company focused on acquiring and building small-to-middle market businesses with highly engineered content. From 2008 through 2011, Ms. Connors was the President and Chief Executive Officer of Atkore International, which was formerly a division of Tyco International. Prior to that, she was a senior executive at Eaton Corporation, Ford Motor Company, and Chrysler Corporation in various global business leadership and profit and loss management roles. She has lived and worked in the United States, Europe and Asia-Pacific.

Ms. Connors has been a Director of Echo Global Logistics, Inc. since April 12, 2013. She has also been an Independent Director of Boston Scientific Corporation since December 15, 2009, and serves as a Class B director of the Federal Reserve Bank of Chicago. Ms. Connors formerly served as a director for Blount International, Vesuvius plc, and Clarcor Corporation. She is also a director for the privately held Prima Health and advisor to Brightwood Capital, FocalPoint Partners, and Santa Fe Advisors. Ms. Connors has also been a Chairwoman of the Finance Committee, and a member of several public company Audit, Compensation, and Nominating and Governance Committees.
Ms. Connors holds a Bachelor of Science and Master of Science in Mechanical Engineering from the University of Dayton with post-graduate studies at the University of Tokyo in International Finance and Economics.
EDITOR’S NOTE: EnerSys, the global leader in stored energy solutions for industrial applications, manufactures and distributes reserve power and motive power batteries, battery chargers, power equipment, battery accessories and outdoor equipment enclosure solutions to customers worldwide. Motive power batteries and chargers are utilized in electric forklift trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunication and utility industries, uninterruptible power supplies, and numerous applications requiring stored energy solutions including medical, aerospace and defense systems. Outdoor equipment enclosure products are utilized in the telecommunication, cable, utility, transportation industries and by government and defense customers. The company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.
Safe Harbor Statement
EnerSys is making this statement in order to satisfy the “Safe Harbor” provision contained in the Private Securities Litigation Reform Act of 1995. Any of the statements contained in this press release that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties. A forward-looking statement predicts, projects, or uses future events as expectations or possibilities. Forward-looking statements may be based on expectations concerning future events and are subject to risks and uncertainties relating to operations and the economic environment, all of which are difficult to predict and many of which are beyond our control. For a discussion of such risks and uncertainties that could cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, please see our risk factors as disclosed in the “Risk Factors” section of our annual report on Form 10-K for the most recently ended fiscal year.
EnerSys Investor Relations Contact
For more information, contact Thomas O’Neill, Vice President & Treasurer, EnerSys, P.O. Box 14145, Reading, PA 19612-4145, USA. Tel: 610-236-4040; Website:  www.enersys.com.